Exhibit 3.19

CERTIFICATE OF FORMATION
OF
WARNER ELECTRIC LLC

THIS Certificate of Formation of WARNER ELECTRIC LLC (the “Company”), dated as of July 2, 2004, is being duly executed and filed by Thomas M. O’Brien, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.             Name.  The name of the limited liability company is WARNER ELECTRIC LLC.

2.             Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.             Registered Agent.  The name and address of the registered agent for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

4.             The effective time of the conversion shall be at 11:59 p.m. on July 2, 2004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first-above written.

/s/ Thomas M. O’Brien
Thomas M. O’Brien
Authorized Person